EXHIBIT 21.1


                      LIST OF SUBSIDIARIES OF THE COMPANY

Mar Mar Realty Limited Partnership, a Delaware limited partnership


MMR Holdings, L.L.C., a North Carolina limited liability company

MMR Tennessee, L.L.C., a North Carolina limited liability company

MMR Viking Investment Associates, a Texas limited partnership

MMR QRS, Inc., a North Carolina corporation